Exhibit 99.1
For Further Information: John P. Jordan Executive Vice President & CFO 203.740.5671 jjordan@photronics.com

Photronics Reports Third Quarter Fiscal 2023 Results

BROOKFIELD, Conn. September 6, 2023 (GLOBE NEWSWIRE) — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in photomask technologies and solutions, today reported financial results for its third quarter of fiscal year 2023 ended July 30, 2023.

“The Photronics team performed well in the third quarter, maintaining strong margins in an environment where we experienced a temporary demand slowdown in some of our end markets,” said Frank Lee, chief executive officer. “Revenues increased 2% over the prior year quarter and were slightly lower than the record levels in the second quarter of this year. IC declined sequentially as softer mainstream demand more than offset high-end growth in Asia. FPD high-end demand was lower as strong AMOLED sales were offset by lower LTPS and G10.5+.

“Despite lower revenue, we maintained good profit margins and once again drove strong cash flow generation, further strengthening the balance sheet to fund our strategic growth initiatives and navigate the industry downturn. The long-term photomask demand outlook remains positive, driven by several secular drivers that support robust design activity for new devices and ongoing trends to onshore semiconductor production in response to rising geopolitical risks. As the world’s largest merchant photomask manufacturer, we are well positioned to benefit from these ongoing trends.”

Third Quarter Fiscal 2023 Results

•	Revenue was $224.2 million, up 2% year-over-year and down 2% sequentially
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GAAP net income attributable to Photronics, Inc. shareholders was $27.0 million, or $0.44 per diluted share, compared with $31.2 million, or $0.51 per diluted share in the third quarter 2022 and $39.9 million, or $0.65 per diluted share in the second quarter of 2023

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Non-GAAP net income attributable to Photronics, Inc. shareholders was $31.6 million, or $0.51 per diluted share, compared with $28.9 million, or $0.47 per diluted share in the third quarter 2022 and $32.9 million, or $0.54 per diluted share in the second quarter of 2023

•	IC revenue was $163.1 million, up 1% year-over-year and down 2% sequentially
•	FPD revenue was $61.1 million, up 4% from the same quarter last year and down 2% sequentially
•	Cash generated from operating activities was $85.9 million, and cash invested in organic growth through capital expenditures was $21.1 million
•	Cash balance at the end of the quarter was $448.5 million, with $27.3 million in short-term investments and $26.7 million in debt

Fourth Quarter Fiscal 2023 Guidance

For the fourth quarter of fiscal 2023, Photronics expects revenue to be between $222 million and $232 million and non-GAAP net income attributable to Photronics, Inc. shareholders to be between $0.51 and $0.59 per diluted share.

Webcast

A webcast to discuss these results is scheduled for 8:30 a.m. Eastern time on Wednesday, September 6, 2023.  The call will be broadcast live and on-demand on the Events and Presentations link on the Photronics website. Analysts and investors who wish to participate in the Q&A portion of the call should click here. It is suggested that participants register fifteen minutes prior to the call's scheduled start time.

About Photronics

Photronics is a leading worldwide manufacturer of integrated circuit (IC) and flat panel display (FPD) photomasks. High precision quartz plates that contain microscopic images of electronic circuits, photomasks are a key element in the IC and FPD manufacturing process. Founded in 1969, Photronics has been a trusted photomask supplier for over 50 years. As of October 31, 2022, the company had 1,828 employees. The company operates 11 strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the company can be accessed at www.photronics.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” regarding our industry, our strategic position, and our financial and operating results. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, performance or achievements to differ materially. Please refer to the documents we file with the Securities and Exchange Commission. These documents contain and identify important factors that could cause our actual results to differ materially from those contained in these forward-looking statements. These certain factors can be found at www.photronics.com/riskfactors. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this release to conform these statements to actual results.

Non-GAAP Financial Measures

Non-GAAP Net Income attributable to Photronics, Inc. shareholders and non-GAAP earnings per share, Free Cash Flow, and Net Cash are "non-GAAP financial measures" as such term is defined by the Securities and Exchange Commission and may differ from similarly named non-GAAP financial measures used by other companies. The attached financial supplement reconciles Photronics, Inc. financial results under GAAP to non-GAAP financial information. We believe these non-GAAP financial measures that exclude certain items are useful for analysts and investors to evaluate our future on-going performance, because they enable a more meaningful comparison of our projected performance with our historical results. These non-GAAP metrics are not intended to represent funds available for our discretionary use and are not intended to represent, or be used as a substitute for, gross profit, operating income, net income, cash and cash equivalents, or cash flows from operations, as measured under GAAP. The items excluded from these non-GAAP metrics but included in the calculation of their closest GAAP equivalent are significant components of the condensed consolidated balance sheets and statement of cash flows and must be considered in performing a comprehensive assessment of overall financial performance. Please refer to the non-GAAP reconciliations on the following pages.

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